Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES SPECIAL DIVIDEND

Aiken, South Carolina (March 16, 2022) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the parent company of Security Federal Bank (“Bank”), today announced that its Board of Directors has declared a special cash dividend of $0.28 per share.  The dividend will be paid on April 15, 2022 to shareholders of record as of March 31, 2022.

Chief Executive Officer J. Chris Verenes, commented that “Due to our continued profitability, we are very pleased to provide this payment to our shareholders.  This is a special dividend and the payment and amount of future dividends will be predicated on the Board’s assessment of the financial condition, earnings and capital requirements of the Company.”

Security Federal Bank has seventeen full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Evans and Augusta, Georgia. A full range of range of financial services, including trust and investments, are provided by the Bank, and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

Security Federal Corporation common stock is traded on the Over-the Counter Bulletin Board under the symbol SFDL.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at www.securityfederalbank.com and on the SEC's website at www.sec.gov.